UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

TXU Corp.

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Filed by TXU Corp.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: TXU Corp.
Commission File No.: 1-12833
Transaction Talking Points for TXU Managers
This document is intended as a communications support tool for TXU’s managers, so that they can more effectively keep their employees informed about activities related to the KKR/TPG transaction.
•	TXU remains in the “go shop” period with respect to the pending transaction until April 16. As required by the terms of our agreement with KKR/TPG, in order to ensure that the process runs fairly, consideration of additional potential bids will be managed by the Strategic Transactions Committee of TXU’s Board of Directors. On Monday, April 2, TXU issued a news release providing an update to the “go shop” period. It noted that none of the 70 potential parties contacted has submitted a formal proposal, and there is no indication that any of the parties is preparing a proposal that will be superior [to KKR/TPG’s proposal] from either a price or transaction certainty perspective. In the meantime, it is our company policy not to comment on market rumors and speculation.
•	Because legislators in Austin are so focused on electricity industry issues in this session, the sponsor group is spending a great deal of time meeting with key politicians, legislators and stakeholders to listen to and understand concerns about TXU and the proposed transaction — and to find market-based solutions.
•	TXU does not support Senate Bill (SB) 896 or its House companion, House Bill (HB) 3931, which seek to provide the PUC additional authority to actually approve or block the proposed TXU transaction. These bills seek to fundamentally change the law and the amount of time to review transactions involving electric market participants. It also seeks to apply those changes to an agreement that has already been reached under existing law. Not only is that unfair, it is unnecessary.

•	On March 20, representatives from KKR and TPG testified before the Texas House Regulated Industries committee. During that hearing, in response to requests for additional transparency, the sponsors announced that they would voluntarily file an expedited section 14.101 report with the PUC by April 25. This expedited filing will include information regarding the regulated electric delivery business and will allow the PUC to conduct a full and timely review of the transaction.

•	In order to further address concerns about PUC review of the proposed transaction, on Monday Texas Energy Future Holdings made an initial filing with the PUC setting forth its commitments regarding TXU Electric Delivery. This voluntary expedited initial filing means the PUC will have direct authority to hold the investors legally accountable to their commitments once the transaction closes. Among other things, Monday’s filing includes commitments around naming, separate management, debt to equity ratio, capital expenditures and ownership. [A complete copy of the news release can be found on TXU Connect.]

•	Representative Phil King, Chairman, Regulated Industries, will hold a hearing on Wednesday, April 4, at which Committee substitutes SB 482 and 483 will be deliberated on the Floor. The Senate versions of the legislation would require TXU to break into separate entities, would require large wholesale electric companies to sell some of their generating plants, would require new protections against utility disconnections for low-income customers and would provide a mechanism for state regulators to control rates if they get out of hand.
Additional Information and Where to Find It
     In connection with the proposed merger of TXU Corp. (the “Company”) with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership(the “Merger”), the Company will prepare a proxy statement to be filed with the Securities Exchange Commission (SEC). When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
     The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.